Exhibit 99

FOR:	THE SPORTSMAN’S GUIDE
411 Farwell Avenue
	South Saint Paul, Minn. 55075	FOR IMMEDIATE RELEASE
NASDAQ NMS: SGDE

CONTACT:	William P. Bartkowski
MeritViewPartners
612.605.8616
The Sportsman’s Guide Provides Second Quarter Update; Net Sales and
EPS In-line with Expectations
South St. Paul, Minn. (7/20/06) — The Sportsman’s Guide, Inc. (Nasdaq NMS: SGDE) today reported that net sales and fully diluted earnings per share, before adjustments for equity-based stock compensation and acquisition-related expenses, for the quarter ended June 30, 2006, will be consistent with the Company’s budget expectations and in-line with recent analyst estimates.
     Net sales for the quarter ended June 30, 2006 are expected to be in range of $69 to $70 million, compared with net sales of $63.8 million for the same period one year ago. Fully diluted earnings per share, before adjustments for equity-based stock compensation and acquisition-related expenses, are anticipated to be in a range from $0.34 to $0.36 per share, compared to earnings per share of $0.31 for the same period one year ago. Equity-based stock compensation expense is expected to be $0.05 per fully diluted share for the quarter, consistent with the first quarter, and acquisition-related expenses are anticipated to be $0.06 per fully diluted share in the quarter.
     The Company also noted that its final results for the period will be available when it files its 10-Q with the Securities and Exchange Commission on August 11, 2006. Given its pending acquisition by Redcats USA, the Company does not expect to provide a detailed press release or hold a conference call for the second quarter. Company officials also noted that it still expects the transaction with Redcats USA to close during the third calendar quarter.
ABOUT THE SPORTSMAN’S GUIDE
The Sportsman’s Guide is a multi-channel direct marketer of value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, outdoor equipment, sporting goods, golf apparel and equipment and footwear. The company sells through both Internet websites and catalogs. The Company’s websites include www.sportsmansguide.com, www.tgw.com, www.bargainoutfitters.com, www.baseballsavings.com and www.softballsavings.com. Investors can access information about the company at www.sportsmansguideir.com.
ABOUT REDCATS USA
Redcats USA is a leading catalog and online marketer of apparel and home products, operating in North America. Its primary brands are Chadwick’s®, Roaman’s®, Jessica London®, KingSize® and BrylaneHome®. Redcats USA is a wholly owned subsidiary of the Redcats Group, the world’s third largest catalog and online group in apparel and home products operating in 26 countries, through 17 brands with a staff of 20,000 associates and a turnover of 4.37 billion euros in 2005. Redcats Group is a member of the PPR group of companies. The shares of PPR S.A. are listed on Euronext Paris (# 121485, PRTP.PA, PPFP). For more information, please visit www.ppr.com.

FORWARD-LOOKING STATEMENT
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, expected cost savings and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of The Sportsman’s Guide. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, (1) The Sportsman’s Guide may be unable to obtain shareholder approval required for the transaction; (2) The Sportsman’s Guide may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on The Sportsman’s Guide or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) the transaction may involve unexpected costs or unexpected liabilities; (5) the credit ratings of The Sportsman’s Guide or its subsidiaries may be different from what the parties expect; (6) the businesses of The Sportsman’s Guide may suffer as a result of uncertainty surrounding the transaction; (7) the industry may be subject to future regulatory or legislative actions that could adversely affect The Sportsman’s Guide; and (8) The Sportsman’s Guide may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of The Sportsman’s Guide are set forth in its filings with the Securities and Exchange Commission (the “SEC”). The Sportsman’s Guide undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction, a proxy statement of The Sportsman’s Guide and other materials will be filed with SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPORTSMAN’S GUIDE AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about The Sportsman’s Guide at http://www.sec.gov, SEC’s Web site. Free copies of The Sportsman’s Guide’s SEC filings are also available by directing a request to The Sportsman’s Guide, Inc., 411 Farwell Avenue, South St. Paul, MN 55075, Attention: Investor Relations.
PARTICIPANTS IN THE SOLICITATION
The Sportsman’s Guide and its executive officers and directors and VLP Corporation, a wholly owned subsidiary of Redcats USA, Inc., may be deemed, under SEC rules, to be participants in the solicitation of proxies from The Sportsman’s Guide shareholders with respect to the proposed transaction. Information regarding the executive officers and directors of The Sportsman’s Guide is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on March 21, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.
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